Exhibit 5.1


                               Davis & Gilbert LLP
                                  1740 Broadway
                               New York, NY 10019



                                                        October 22, 2004


Solomon Technologies, Inc.
1400 L&R Industrial Boulevard
Tarpon Springs, Florida 34689


                Re:   Solomon Technologies, Inc. 2003 Stock Option Plan

Gentlemen:

     We have acted as counsel to Solomon Technologies, Inc. (the "Company") in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), to be filed with the Securities and Exchange Commission with respect to an aggregate of 2,000,000 shares of Common Stock, par value $0.001 per share (the "Shares"), issuable under the Company's 2003 Stock Option Plan (the "Plan").

     In rendering the opinion expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Plan and such other documents, corporate records, certificates and letters of public officials, such other instruments and such legal matters as we have deemed necessary as the basis for the opinions hereinafter expressed.

     For the purposes hereof, we have assumed, with your permission and without independent verification of any kind: (a) that the signatures of persons signing all documents in connection with which this opinion is rendered are genuine and authorized; (b) the legal capacity of all natural persons; (c) that all documents submitted to us as originals or duplicate originals are authentic; and
(d) that all documents submitted to us as copies, whether certified or not, conform to authentic original documents. As to questions of fact relevant to this opinion, we have relied upon certificates and oral or written statements and other information of public officials, officers and representatives of the Company.

     Based upon and subject to the foregoing, and such examination of law as we have deemed necessary, we are of the opinion that, when issued by the Company in accordance with the terms and conditions of the Plan and following the receipt of consideration therefor in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.

     The opinion set forth in this letter relates only to the federal laws of the United States of America and the general corporation law of the State of Delaware.

     This opinion letter is issued on the date hereof. Our engagement with respect to this opinion does not require and shall not be construed to constitute a continuing obligation on our part to notify or otherwise inform the addressee hereof of the amendment, repeal or other modification of the applicable laws or judicial decisions that served as the basis for our opinion or laws or judicial decisions hereafter enacted or rendered that impact on our opinion.

     This letter is furnished by us as counsel to the Company and is solely for your benefit and may not be relied upon by any other person, firm or entity whatsoever for any purpose.
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     We hereby  consent  to the  filing of this  opinion  as an  exhibit  to the
Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.


                                                Very truly yours,


                                                /s/  DAVIS & GILBERT LLP